PURCHASE AND SALE AGREEMENT

                  And JOINT ESCROW INSTRUCTIONS


                          by and between

                  PACIFIC LIFE INSURANCE COMPANY

                                as

                             "Seller"

                               and

               WALDEN RESIDENTIAL PROPERTIES, INC.

                                as

                             "Buyer"

                     dated November 10, 1997

                   PURCHASE AND SALE AGREEMENT

                  And JOINT ESCROW INSTRUCTIONS

                          By and Between

                  PACIFIC LIFE INSURANCE COMPANY

                               and

               WALDEN RESIDENTIAL PROPERTIES, INC.

                        TABLE OF CONTENTS

ARTICLE I.          Definitions. . . . . . . . . . . . . . . . .1

ARTICLE II.         Agreement of Purchase and Sale . . . . . . .3

ARTICLE III.        Execution of Agreement; Conditions Prior to
Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . .4

ARTICLE IV.    Representations, Warranties and Covenants of Seller
and Buyer. . . . . . . . . . . . . . . . . . . . . . . . . . . 11

ARTICLE V.          Action on the Closing Date . . . . . . . . 19

ARTICLE VI.    Termination . . . . . . . . . . . . . . . . . . 21

ARTICLE VII.   Costs and Commissions . . . . . . . . . . . . . 22

ARTICLE VIII.  Post-Closing Cooperation. . . . . . . . . . . . 23

ARTICLE IX.    Default by Buyer. . . . . . . . . . . . . . . . 23

ARTICLE X.          Default by Seller. . . . . . . . . . . . . 24

ARTICLE XI.    Miscellaneous . . . . . . . . . . . . . . . . . 25

EXHIBITS

"A"            Legal Description
"B"            Form of Audit Letter
"C"            Rent Roll
"D"            Special Warranty Deed
"E"            [Reserved]
"E-1"               [Reserved]
"F"            Assignment of Rights, Warranties and Permits
"G"            [Reserved]
"H"            Assignment and Assumption of Lease
"I"            Bill of Sale
"J"            Transferor's Certificate of Non-Foreign Status

                   PURCHASE AND SALE AGREEMENT
                  And JOINT ESCROW INSTRUCTIONS

     This Agreement ("Agreement") is made as of this 10th day of November, 1997, between PACIFIC LIFE INSURANCE COMPANY, a
California corporation ("Seller"), and WALDEN RESIDENTIAL
PROPERTIES, INC., a Maryland corporation ("Buyer").

                            ARTICLE I.
                           Definitions

     The terms set forth below shall have the following meanings:

     1.1 Closing: Payment of Seller's proceeds, and delivery of the Deed in favor of Buyer, in accordance with the terms of this Agreement.

     1.2 Closing Date: On or before December 19, 1997 [which date, for purposes of this draft only, shall be ten (10) days following the Review Contingency Date].

     1.3  Earnest Money Deposit (to be credited to Purchase Price):
$100,000.

     1.4  Escrow Agent:  Chicago Title Insurance Company (Dallas
Direct)
                         350 N. St. Paul Street, Suite 250
                         Dallas, Texas 75201
                         Attn:  Nancy Colaluca
                         Phone No.:     (214) 720-4000
                         Fax No.:  (214) 720-1047

     1.5 Improvements: The improvements consist of a multi-residential (apartment) complex containing 328 rentable units in two phases, consisting of 24 buildings, a clubhouse containing approximately 2,383 square feet, two pools, two spas and all related improvements.

     1.6 Leases: All leases, subleases, amendments, extensions and assignments affecting the occupancy of the Property.

     1.7 Permitted Exceptions: (i) Nondelinquent real property taxes and special assessments, if any; (ii) utility easements to service the Property which do not materially interfere with its existing use; and (iii) such title matters as Buyer shall have approved in accordance with Section 3.6 below, and such other matters as may appear as exceptions to title in accordance with
Section 3.6 below.

     1.8 Personal Property: All equipment, appliances, tools, machinery, supplies and other personal property owned by Seller and located at and used in connection with the operation of the Property, which have not or will not become trade fixtures under the terms of the Leases, as may be more particularly described in the Bill of Sale attached hereto as Exhibit "I."

     1.9 Property: The Property shall collectively include the Real Property, the Improvements, the Personal Property, if any, and all of Seller's interest in the Leases, the Service Contracts and the rights, warranties and permits described in Exhibit "F" attached hereto (collectively, the "Permits").

     1.10 Purchase Price: $10,000,000.

     1.11 Real Property: That certain tract or parcel of land described in Exhibit "A" attached hereto and by this reference made a part hereof, consisting of 15.790 acres, more or less, together with all easements of access or use benefiting said land, located at 2500 Meadow Park Circle, Bedford, Texas 76021, in the City of Bedford, County of Tarrant, State of Texas and commonly known as "The Woods of Bedford Apartments."

     1.12 Review Contingency Date: December 10, 1997 [which date, for purposes of this draft only, shall be thirty (30) days following the date of this Agreement].

     1.13 Service Contracts: All service contracts, management agreements, listing agreements, operating contracts and other agreements affecting the operation or use of the Property (other than Title Matters) if any.

     1.14 Title Company: Chicago Title Insurance Company (Dallas
Direct)
                         350 N. St. Paul Street, Suite 250
                         Dallas, Texas 75201
                         Attn:  Brian A. Ficke
                         Phone No.      (214) 720-4000
                         Fax No.:  (214) 720-1047

     1.15 The following terms are defined in the Article or Section set forth opposite such terms:

          Term                     Article or Section

          Advisors                      3.1(c)
          Amended Title Commitment      3.2
          Buyer's Broker                12.1
          Buyer's Counsel                    12.1
          Buyer's Title Notice                    3.6(a)
          Deed                          5.2(a)
          Documents and Materials            3.1(a)
          Due Diligence Information               3.1(c)
          Earnest Money Deposit              2.1
          ERISA                         4.1 (d)
          New Lease Obligations              4.2

          Term                     Article or Section

          Opening of Escrow                  3.1(a)
          Owner's Title Policy               5.2(d)
          Permits                       1.9
          Property Manager                   3.1(b)
          Rent Roll                     3.1(a)(i)
          Seller's Title Notice                   3.6(b)
          Survey                        3.2
          Tenant Notification Letters             5.2(h)
          Title Commitment                   3.2
          Title Matters                      3.6

                           ARTICLE II.
                  Agreement of Purchase and Sale

     2.1 Subject to the terms and conditions of this Agreement, Seller agrees to sell the Property to Buyer, and Buyer agrees to purchase the Property from Seller and to pay the Purchase Price therefor. Upon full execution of this Agreement, but in no event later than two (2) business days following such execution, Buyer shall deposit with Escrow Agent, in the form of a wire transfer of funds, the sum of $100,000 (the "Earnest Money Deposit"), together with a fully executed copy of this Agreement. Any deposit made by Buyer to Seller or Seller's representative prior to the Opening of Escrow shall be deemed to constitute part of the Earnest Money Deposit and shall be delivered to Escrow Agent by Seller or its representative promptly upon the Opening of Escrow, as defined herein. Upon the Review Contingency Date, in the event Buyer has not elected to terminate this transaction in accordance with the terms of Article III of this Agreement, the Earnest Money Deposit shall thereupon be non-refundable to Buyer as set forth herein, unless refunded to Buyer as otherwise expressly provided in this Agreement. Buyer shall be solely responsible for delivering, at Buyer's option, written instructions to the Escrow Agent concerning the investment of the Earnest Money Deposit or any portion thereof which is held by Escrow Agent, in accordance with the customs and practices of Escrow Agent. At the close of this transaction, the Earnest Money Deposit shall be credited against the Purchase Price and disbursed to Seller along with the balance of the Purchase Price.

     2.2 On the day of Closing, and in no event later than required to permit the timely Closing of this Agreement and receipt of the Purchase Price by Seller's New York bank (following such prorations and adjustments as are set forth herein) by the close of business on the Closing Date, Buyer shall cause such balance of the Purchase Price to be delivered directly to the Escrow Agent for the account of Seller, by wire transfer in immediately available funds, less any credits due to Buyer, plus all sums necessary to pay Buyer's prorations in connection with this transaction. On or before Closing, Seller shall provide Escrow Agent with written wiring instructions identifying the financial institution and the name and number of the account to which Seller's proceeds shall be transferred and credited prior to the close of business of such financial institution on the Closing Date.

     2.3 The Closing shall be held at 9:00 a.m., local time, on the Closing Date at the office of Escrow Agent, or at such other time or such other place as may be mutually agreed upon in writing by the parties.

                           ARTICLE III.
     Execution of Agreement; Conditions Prior to Closing Date

     3.1 (a) Upon full execution of this Agreement by Seller and Buyer, the party last executing same shall date this Agreement in the space provided on the facing page and on page 1 herein, and shall deliver three (3) fully executed originals of this Agreement to the Escrow Agent and a facsimile copy of the signature page(s) to the other party. Escrow Agent shall thereupon promptly execute all three originals of this Agreement and immediately deliver one fully executed original to Seller, and one fully executed original to Buyer. The date of transmittal by Escrow Agent to Buyer and Seller of this Agreement (or a facsimile copy of the signature page hereof), as fully executed by Seller, Buyer and Escrow Agent, shall hereinafter be referred to as the "Opening of Escrow."

          To the extent not already furnished or made available to Buyer prior to the Opening of Escrow, Seller shall furnish to Buyer, within five (5) days of the Opening of Escrow, copies of the following documents and materials ("Documents and Materials"):

     (i) A rent roll for the Property (the "Rent Roll"), setting forth for each tenant the tenant's name, unit number, monthly rent, lease expiration date (if any), and security deposits actually held by Seller or Property Manager at such time, if any. In addition, under separate cover, Seller shall furnish to Buyer the amount of any prepaid rents and the period for which same have been paid and the amount of any delinquent rents and/or any other arrearages;

     (ii) [Reserved]

     (iii) Copies of the most recent property tax bills received by Seller or Property manager;

     (iv) Copies of the Leases affecting the Property, along with a copy of Seller's standard lease form(s) for the Property; and

     (v) Seller's customary monthly management, revenue and expense reports, prepared by Seller and based upon data furnished to Seller by the Property Manager (including operating statements), for that portion of 1995 and 1996 (or from the date Seller acquired ownership of the Property, whichever is later) and for year-to-date 1997, followed by periodic updates of such items customarily prepared by Seller or Property Manager following the Opening of Escrow.

          In addition, Seller shall furnish to Buyer or make available to Buyer, to the extent not already furnished or made available to Buyer prior to the Opening of Escrow, the following items, all of which shall be deemed to the "Documents and Materials" within the meaning of this Agreement, to the extent such Documents and Materials are in the actual possession of Seller or Seller's Property Manager:

     (vi) A site plan for the Property;

     (vii) A list of the Personal Property, if any, maintained at the Property and necessary for the continued operation thereof, to be transferred to Buyer at Closing pursuant to the Bill of Sale attached hereto as Exhibit "I";

     (viii) Copies of the certificate(s) of occupancy for the Property, along with any certifications from architect(s) or governmental agencies in connection with the operation of the Improvements;

     (ix) Maintenance reports for 1996 (or from the date Seller acquired ownership of the Property, whichever is later) and year-to-date 1997 and records of any capital improvements made to the Property during the same period of time; and

     (x) (a) Copies of the most recent existing soils, environmental and structural reports relating to the Property or the Improvements including, without limitation, the most recent Phase I environmental study or report relating to the Property, if any, (and Phase II report, if any) provided such matters have been based upon tests and/or studies performed during Seller's period of ownership; provided, Buyer acknowledges that any such items shall be delivered or made available without any representation or warranty regarding the accuracy, completeness or any other aspect of such matters.

          (b) Buyer shall have the right to review such records and documents relating to the ownership and operation of the Property as Buyer may reasonably deem appropriate in connection with its due diligence efforts. Seller shall assist and cooperate with Buyer as may be reasonably necessary to facilitate Buyer's investigation, due diligence and review pursuant to this Section 3.1, including access to the files and documents containing information pertaining to the Property which are maintained at the office of Seller's Property Manager(s), ConAm Management Corporation ("Property Manager") and which have been prepared during Seller's period of ownership; provided, Buyer shall not be entitled to examine records and documents at Seller's home office.

          (c) All Documents and Materials supplied to or made available to Buyer or Buyer's agents by Seller as provided in this
Section 3.1 are confidential in nature and shall not be released or disclosed by Buyer to any other parties except as set forth in the further provisions of this Section 3.1. All Documents and Materials shall be delivered to Buyer without representation or warranty of any kind from Seller. In the event the Closing of this transaction does not occur for any reason, then Buyer shall return promptly to Seller all of such Documents and Materials, along with copies of any reports, studies, analyses, test results or other environmental documents which are: (i) prepared by or on behalf of Buyer or its agents in the course of Buyer's due diligence investigation; or
(ii) furnished or made available by Seller to Buyer pursuant to this Section 3.1 or other applicable section of this Agreement (collectively, the "Due Diligence Information"). Buyer's obligation to return Due Diligence Information to Seller shall apply regardless of any covenants to the contrary in any contracts or agreements with Buyer's consultant(s). In consideration of the Documents and Materials being made available to Buyer, it is understood and agreed that Buyer shall treat all Due Diligence Information confidentially, in accordance with the provisions of this paragraph. Seller's Documents and Materials are to be used solely for purposes of the performance of Buyer's due diligence hereunder and no Due Diligence Information shall be disclosed or delivered by Buyer to any person or entity other than Buyer's attorneys, directors, officers, employees, agents, representatives and consultants, who must be advised of such matters for the purpose of evaluating Buyer's acquisition of the Property (collectively the "Advisors"). The Advisors shall be informed by Buyer of the confidential nature of the Due Diligence Information, shall be directed by Buyer to treat the Due Diligence Information confidentially, and shall agree to disclose the Due Diligence Information only to the persons and/or entities to whom Buyer is authorized to disclose such matters pursuant to the provisions of this Subsection. Buyer shall not, and shall ensure that the Advisors do not, disclose the fact that this Agreement has been executed, or the status of any matter under this Agreement, without Seller's prior written consent to such disclosure and approval of the form thereof. It is also understood and agreed by the parties that all press releases or other public announcements on or before the Closing Date (including, without limitation, announcements to tenants) relating to Buyer's purchase of the Property (other than any disclosures compelled by law, an order of a court of competent jurisdiction or a valid subpoena, or in connection with a filing with the United States Securities and Exchange Commission) shall be subject to the prior written approval of the other party hereto, which approval may be granted or withheld in the sole discretion of such other party. Buyer shall defend, indemnify and hold harmless Seller from and against all claims, demands, causes of action, liabilities, losses, damages or expenses asserted against or incurred by Seller by reason of any unauthorized disclosure of such information in violation of this Section 3.1.

     3.2 Seller shall deliver or cause to be delivered to Buyer, within five (5) business days of the Opening of Escrow: (i) a Title Commitment for a 1992 Form ALTA Standard Form Owner's Policy of Title Insurance or equivalent thereof (hereinafter the "Title Commitment") issued by the Title Company, in the form customarily used by the Title Company in the State of Texas, showing title to the Property vested in Seller and committing to issue a 1992 Form ALTA Standard Form Owner's Policy of Title Insurance (or equivalent thereof, subject to variations in conformance with local custom and practice), showing title thereto (including all easement parcels which may be appurtenant to the fee interest) vested in Buyer, with coverage in the amount of the Purchase Price, specifying all easements, liens, encumbrances, restrictions, conditions or covenants of record with respect to the Property and including legible copies of all documents referred to as exceptions to title in the Title Commitment which are available to the Title Company, along with copies of all documents noted therein as specifically recorded exception to title; and (ii) the most recent available survey of the Property, if any (the "Survey"), for the purpose of causing the Title Company to remove and/or modify the standard general exception(s) (including the general survey exception) from the Owner's Title Policy described in Section 5.2(d) herein and substituting therefor any modified general exception(s) and specific survey exceptions disclosed by the Survey. Within twenty
(20) days of the Opening of Escrow, Seller shall deliver or cause to be delivered to Buyer a new or updated Survey and an updated Title Commitment ("Amended Title Commitment") setting forth any new or additional exceptions to title shown or disclosed by the Survey or updated survey (if any) and deleting the customary general exception for survey matters and other matters disclosed by an inspection of the Property. Notwithstanding the foregoing, Seller's failure to cause such item(s) to be delivered to Buyer within the time period set forth herein, despite Seller's and Buyer's reasonable good faith efforts, shall not be deemed to be a default by Seller hereunder. The Survey shall be an as-built survey, prepared by a surveyor registered in the State of Texas.

     3.3 Buyer shall have until the Review Contingency Date in which to approve the items listed in Section 3.1. Failure to disapprove any item listed in Section 3.1, by delivery of written objection to Seller within the time period specified therein, shall be deemed to constitute approval of any or all such items by Buyer.

     3.4 (a) Buyer shall have until the Review Contingency Date to complete, at its own expense, an inspection of the physical condition of the Property, including verification of current zoning of the Property, and such structural or soils tests or environmental reports as Buyer may contract for. Buyer shall notify Seller in writing, no later than the close of business (Pacific Time) on the Review Contingency Date, of its decision to terminate this Agreement, for any reason whatsoever, in Buyer's sole discretion, as a result of such inspections, whereupon this Agreement shall terminate in accordance with Section 3.8 herein. Failure to provide Seller with such written decision to terminate under this Section 3.4 on or before the close of business (Pacific
Time) on the Review Contingency Date shall be deemed to constitute approval by Buyer of the Property.

          (b) Seller shall permit Buyer and its representatives full access during normal business hours to make such inspections and tests as Buyer deems necessary to complete its physical review of the Property. Such inspection shall take place upon not less than 48 hours notice to Seller and shall take place only with a representative of Seller present at all times and shall be subject to the rights of tenants and/or other occupants of the Property. Buyer shall have the right to contact such persons or entities as Buyer may reasonably deem appropriate in connection with its due diligence efforts and Seller shall cooperate with Buyer in arranging interviews and meetings for Buyer with any such persons; provided, neither Buyer nor its agents, consultants or representatives shall contact any tenant(s) of the Property without the prior written consent of Seller, which Seller may withhold in its sole and absolute discretion.

          (c) Buyer shall be responsible for obtaining copies of any additional documentation or information concerning the Property as Buyer may deem appropriate in connection with Buyer's due diligence, which shall be coordinated with and obtained through the Property Manager, with the cooperation of Seller.

          (d) Seller shall assist and cooperate with Buyer as may be reasonably necessary to facilitate Buyer's investigation, due diligence and review pursuant to this Section 3.4, including Buyer's physical inspection of the Property in order to conduct engineering studies, soil tests and any other inspection and/or tests that Buyer may deem necessary or advisable; provided, Buyer shall not be entitled to perform any tests of any kind which involve drilling, boring, excavation, groundwater testing or similar intrusive or invasive action on or under the surface of the Property without Seller's prior written consent following not less than three (3) business days' written notice setting forth in reasonable detail the nature, extent and location of such tests and the name and contact person of the contractor selected to perform such tests, which consent may be withheld by Seller in its sole and absolute discretion. Failure of Seller to affirmatively consent to such tests or other matters within the time period set forth herein shall constitute Seller's refusal to consent to the performance of such tests or other matters, whereupon Buyer shall have the right to terminate this Agreement on or before the Review Contingency Date, in accordance with Article VI herein. Buyer shall treat the results of all such tests consented to by Seller as confidential and shall not disseminate the results of such tests, in any form, written or verbal, to any third party and shall cause its consultants to agree in writing to do the same. Buyer shall deliver to Seller copies of all such reports, analyses and test results promptly upon Buyer's receipt of same, without warranty or representation from Buyer of any kind.

          (e) Buyer shall indemnify, defend, protect and hold harmless Seller from and against any and all claims, demands, causes of action, liabilities, damages, losses or expenses (including, without limitation, Seller's attorneys' fees) asserted against or incurred by Seller and resulting from any act or omission of Buyer or Buyer's agents, employees, representatives or consultants relating to Buyer's inspection and testing pursuant to this Section 3.4.

     3.5  If Buyer: (i) transmits its disapproval pursuant to
Section 3.3 (with the exception of Title Matters, which shall be resolved pursuant to Section 3.6) within the time provided therein; or (ii) disapproves the physical condition of the Property pursuant to Section 3.4, within the time period provided therein, this Agreement shall terminate in accordance with Section 3.8 herein. Without limiting the application of any other provision of this
Article III, upon such disapproval, Buyer shall promptly return to Seller hereunder all copies of the Due Diligence Information within the time period provided in Article VI herein including, without limitation, any other materials and/or documents furnished or made available to Buyer in connection with its review of the Property and a copy of any environmental reports, studies or analyses (along with all backup data) performed in connection with Buyer's due diligence activities hereunder.

     3.6 (a) Buyer shall have until the earlier of: (i) the Review Contingency Date; or (ii) the date which is five (5) days following its receipt of the Amended Title Commitment in which to give Seller and Escrow Agent written notice ("Buyer's Title Notice") of Buyer's disapproval or conditional approval of the legal description or any matters shown in the Survey, the updated Survey, the Amended Title Commitment, all documents referred to in the Amended Title Commitment and all matters disclosed therein (collectively the "Title Matters"). For purposes of this Section 3.6, recertification of the Survey, written notations of matters shown thereon, updates necessary to date the Survey within ninety
(90) days of the Closing (or such other period as the Title Company may require) or addition of similar ministerial matters shall not delay the time period for delivery of Buyer's Title Notice, or the scheduled Closing Date. In the event the updated Survey (if any, in accordance with Section 3.2) and Amended Title Commitment are not received by Buyer within the time periods set forth in Section
3.2 herein, such failure shall not be deemed to be a default by Seller hereunder; provided, however, in the event Seller is unable to cause such item(s) to be timely delivered to Buyer for any reason, the date for delivery of Buyer's Title Notice, as provided in this Section 3.6, shall be extended on a day-to-day basis until delivery of such item(s) to Buyer, to a date which is five (5) days following Buyer's receipt of same; provided, any such extension shall not extend the Review Contingency Date hereunder for any other purpose in connection with Buyer's due diligence investigation. The failure of Buyer to timely give Buyer's Title Notice shall be deemed to constitute Buyer's approval of the legal description and all Title Matters.

          (b) If Buyer timely disapproves or conditionally approves any Title Matters, Seller may, within five (5) days after receipt of Buyer's Title Notice, elect to eliminate some or all of the disapproved or conditionally approved Title Matters. In such event, Seller shall give Buyer written notice ("Seller's Title Notice") of those disapproved or conditionally approved Title Matters, if any, which Seller shall attempt to cause the Title Company to eliminate from the Owner's Title Policy as exceptions to title to the Property.

          (c) If Buyer approves of Seller's Title Notice within three (3) days of receipt thereof, Seller covenants and agrees to use reasonable efforts to cause the Title Company to eliminate from the Owner's Title Policy, as exceptions to title to the Property, those disapproved Title Matters set forth in Seller's Title Notice. Failure of Buyer to deliver to Seller written disapproval of Seller's Title Notice within such three (3) day period following its receipt thereof shall be deemed to constitute Buyer's approval of Seller's Title Notice.

          (d) If: (a) Seller does not elect to eliminate any disapproved or conditionally approved Title Matters (which election may be based, in whole or in part, upon the cost to eliminate such Title Matter(s), regardless of the party obligated herein to pay such cost or the party which may otherwise agree to pay for such cost); (b) Seller is unable, despite its reasonable efforts, to cause the Title Company to agree to eliminate as exceptions to title any such Title Matters which Seller shall have elected, in Seller's Title Notice, to attempt to cause to be eliminated by the Title Company as exceptions to title in the Owner's Title Policy and/or Lender's Title Policy, or; (c) Buyer disapproves of Seller's Title Notice by written notice to Seller within three (3) days of Buyer's receipt thereof, then this condition shall be deemed to have failed, and Buyer may, by written notice to Seller on or before the later of: (i) the time period for delivery to Seller of Buyer's disapproval of Seller's Title Notice, pursuant to subsection (c) above; or (ii) the Review Contingency Date, either:
(A) terminate this Agreement in accordance with Section 3.8 herein; or (B) accept title in its then existing condition, which shall constitute a waiver by Buyer of any such disapproved and uncured Title Matters, and proceed to Closing as otherwise provided herein.

          (e) Notwithstanding the foregoing, Seller shall either satisfy, bond off or otherwise remove any lien evidencing a monetary encumbrance at or before Closing (other than liens for non-delinquent property taxes and assessments), subject to agreement with the Title Company, in Seller's sole discretion, regarding the requirements for removal of such item(s) as exception(s) to title in the Owner's Title Policy.

     3.7 (a) Seller shall notify Buyer of any damage or destruction to the Property as soon as practicable after Seller receives notice of such occurrence. If, prior to Closing, all or a material part of the Property is destroyed by fire or other casualty or is threatened to be taken or is taken by eminent domain, either Buyer or Seller may terminate this Agreement in accordance with Article VI herein by written notice to the other party within five (5) business days of the date of such occurrence. If neither Buyer nor Seller terminates this Agreement within the time provided, Buyer shall be deemed to have waived the destruction or taking, and this transaction shall be completed as provided in this Agreement, without reduction in the Purchase Price (except to the extent of the deductible under Seller's casualty policy and any non-insured portion of the loss but only in the event Seller does not elect, in its discretion, to repair such damage), and Buyer shall be entitled to receive all insurance proceeds, if any, and eminent domain awards, if any, applicable to the destruction, damage or taking, other than proceeds and awards constituting reimbursement to Seller for repair or restoration work to the Property resulting from such destruction, damage or taking, and performed prior to Closing.

          (b) Seller shall, at Closing and thereafter, execute and deliver to Buyer all required proofs of loss, and assignments of claims and awards. The term "material part" as used in this
Section 3.7 shall be deemed damaged or destroyed within the meaning of this Section if: (i) the cost of restoring same to its condition prior to the fire or other casualty causing loss, in Seller's good faith business judgment, will exceed the sum of $100,000; or (ii) a part of the Property shall be taken or threatened to be taken by eminent domain (which threatened taking shall be in the form of a formal written notice from the appropriate governmental authority), and such taking or threatened taking shall result in the unavailability for leasing or occupancy, at market rates and on market terms, more than five percent (5%) of the then current rental receipts from the Property as of the date of such damage, destruction or taking.

          (c) Without limiting the application of the foregoing provisions of this Section 3.7, in the event Seller elects to terminate this Agreement in accordance herewith, following the Review Contingency Date and prior to the Closing Date, Seller shall reimburse Buyer for the actual amount of Buyer's out-of-pocket costs (excluding Seller's overhead) in performing its due diligence activities pursuant to Article III herein (including, without limitation, Buyer's attorneys' fees incurred or paid to outside counsel); provided, however, in no event shall Seller be obligated to reimburse Buyer in an amount greater than $25,000. Buyer shall provide Seller with reasonably detailed written evidence of the nature, amount and payee of each amount (other than nominal amounts) incurred and/or paid by Seller, along with the aggregate amount, and Seller shall remit such amount to Buyer, by check drawn on the account of Seller, within thirty (30) days of receipt of Buyer's statement of costs and backup information as described herein. All payments hereunder shall be made by Seller directly to Buyer and not to any agent, representative or Advisor of Buyer, or to any other third party.

     3.8 Should a termination occur under this Article III: (i) Escrow Agent shall refund to Buyer the Earnest Money Deposit (or portion thereof), and any accrued interest thereon which was earned while in the possession of Escrow Agent, then held by Escrow Agent; subject to the termination provisions of Article VI herein; (ii) Buyer and Seller shall have no further liability to each other under this Agreement, except for any liability accruing under Buyer's indemnification and/or confidentiality obligations to Seller under Sections 3.1, 3.4, 4.2 and/or 7.2, which liability shall survive the termination of this Agreement; and (iii) Buyer shall have no right or claim to or against the Property or any portion thereof. Upon any such termination, the provisions of
Article VI shall apply.

                           ARTICLE IV.
  Representations, Warranties and Covenants of Seller and Buyer

     4.1 Seller covenants and agrees with Buyer that, between the date hereof and the Closing Date:

          (a) Seller shall: (i) use reasonable efforts to cause the Property to be maintained in accordance with all applicable laws; (ii) maintain and operate the Property in the same manner as is consistent with the operation and maintenance of the Property during the period of Seller's ownership of the Property; (iii) keep all insurance policies pertaining to the Property in full force and effect; and (iv) advise Buyer of any litigation, arbitration or administrative hearing which concerns the Property and may affect Seller's ability to consummate the transaction contemplated hereby, of which Seller has actual knowledge. Without limiting the foregoing provisions of this Subsection (a), Seller shall have no obligation to perform any capital improvements on the Property unless agreed upon in writing between the parties prior to the Closing Date, in the sole discretion of each party.

          (b) If Seller acquires knowledge of any material defect, error or omission in any of Seller's Documents and Materials, Seller shall promptly give Buyer notice with detailed information of such defect, error or omission, and Buyer shall have the later of: (i) five (5) business days from receipt of such notice; or
(ii) five (5) business days prior to the Review Contingency Date, to submit to Seller written objections thereto or to terminate this Agreement in writing in accordance with the provisions of Article VI herein. Buyer's failure to deliver written objection to Seller within said period shall be deemed to constitute Buyer's waiver of the information contained in said notice and the effect thereof upon the Property and this transaction.

          (c) Seller shall not enter into any binding contract to sell or convey the Property (or any portion thereof), or any right, title or interest therein (except for: (i) New Lease Obligations, as defined in Section 4.2 herein; or (ii) any such contract or agreement which shall terminate prior to the Closing) nor shall Seller enter into any letter of intent for such sale, whether binding or non-binding, with a third party; provided, however, nothing herein shall prohibit Seller from accepting one or more backup offer(s) for the sale of the Property during the time period set forth herein. Upon termination of this Agreement in accordance with the terms hereof, the provisions of this Subsection (c) shall be null and void and of no further force and effect.

          (d) There are not, as of the date of this Agreement, and shall not be as of the Closing, any unfunded, vested liability or employer withdrawal liability under the Employee Retirement Income Security Act of 1974 or the Multi-Employer Pension Plan Amendment Act of 1980 ("ERISA") with respect to any union contracts, pension plans, profit sharing plans and/or employee benefit plans related to Seller and the Property.

     4.2 Prior to the Review Contingency Date, Seller shall keep Buyer informed of any new Leases or amendments thereto, or termination of existing Leases, promptly upon the occurrence of same and shall, at Buyer's request, provide Buyer with a copy of any such new Lease or amendment. From and after the Review Contingency Date, Seller shall not enter into any new Leases at the Property except: (i) on current market terms for such unit type and size or on terms substantially similar to the terms of Leases or modifications of Leases for such unit type and size, as disclosed on the Rent Roll, which have been entered into within the six (6) month period preceding the Opening of Escrow, on Seller's current Lease form (subject to appropriate modification) in Seller's reasonable and good faith business judgment); or (ii) on such other terms as may have been approved by Buyer, which approval may not be unreasonably withheld by Buyer; provided, however, in the event Buyer does not disapprove of any such matter within three
(3) business days following Buyer's receipt from Seller of the proposed material terms of any such new Lease or amendment thereto, Buyer shall be deemed to have approved such new Lease or amendment thereto and Seller shall thereupon be free to enter into any such new Lease or amendment. Except as set forth herein, from and after the Review Contingency Date, Seller shall not take any action or execute any document which would create a new interest in the Property. In addition, Seller shall not, following the Opening of Escrow, enter into any Service Contract having a material impact on the Property or its operations which shall survive the Closing or which cannot be canceled upon thirty (30) days notice (except in the event of an emergency and/or the inability of any service provider to continue to discharge its duties under an existing Service Contract), without the prior written approval of Buyer, which shall not be unreasonably withheld. Failure of Buyer to respond to Seller's request for any approval under this paragraph within three (3) business days from receipt of such request shall be deemed to constitute Buyer's approval of same and Seller shall be free to enter into such new Lease, or amendment to Lease or new Service Contract during the pendency of this Agreement. Any such new Lease or amendment thereto entered into after the date of this Agreement shall be deemed to be a New Lease Obligation, as defined in the further provisions of this Section 4.2.

          Any lease transaction described herein entered into by Seller after the date of this Agreement and prior to Closing in accordance with this Section 4.2 shall be referred to herein as a New Lease Obligation. Upon Closing, Buyer shall: assume express liability for completion of any New Lease Obligations then outstanding. Buyer and Seller shall each indemnify, defend, protect and hold harmless the other from and against any and all claims, demands, causes of action, liabilities, losses and/or damages asserted against and/or incurred by the indemnified party in connection with the failure by the indemnifying party to perform its obligations pursuant to this Section 4.2. The indemnification obligations hereunder shall survive the Closing Date or earlier termination of this Agreement pursuant to Article IX or Article X in the event of a default by Buyer or Seller, respectively.

     4.3 Seller shall terminate its existing management, leasing and listing agreements and other Service Contracts affecting the Property, and Seller shall pay all expenses of such termination.
As to any such Service Contract(s) which is terminated by Seller, Seller agrees to indemnify, defend, protect and hold harmless Buyer from any and all claims, demands, causes of action, liabilities, losses and/or damages asserted against or incurred by Buyer arising out of such termination or any events or occurrences arising thereunder prior to the Closing Date.

     4.4 Seller represents and warrants on its own behalf, now and as of the Closing Date, that:

          (a) Seller has the full right, power and authority to sell the Property to Buyer as provided herein and to carry out Seller's obligations hereunder, and the individuals executing this Agreement on behalf of Seller are fully authorized to do so.

          (b) To Seller's knowledge, there are no pending claims, suits, actions, arbitrations or regulatory, legal, or other proceedings or investigations affecting the Property or Seller's rights and obligations under this Agreement, other than as may be disclosed to or discovered by Buyer prior to the Review Contingency Date, pursuant to Section 3.1 or otherwise. To Seller's knowledge, there is no pending condemnation of the Property, or any part of it.

          (c) There are no tenant Leases currently in force or effect for the Property and no security deposits or other sums due tenants which are actually held by Seller or Property Manager except as specified on the Rent Roll attached hereto as Exhibit "C" (and as may be updated prior to the Closing to account (in part) for the use or application of any such security deposit(s) by Seller in accordance with the Leases) and, to Seller's knowledge, Exhibit "C" lists all Leases and tenancies, if any, with respect to the Property or any part thereof, as of the date hereof.

          (d) Except as expressly set forth to the contrary in the Rent Roll: (i) all of the information contained on the Rent Roll, and shall be as of the delivery of the last updated Rent Roll (if any), true, correct and complete; (ii) no tenant has any right of first refusal or option with respect to the leasing of any portion of the Property; (iii) to Seller's knowledge, all Leases are in full force and effect and constitute valid and binding agreements enforceable in accordance with their terms, subject to any termination proceedings brought by Seller due to default by a tenant(s), Leases which have expired or are scheduled to expire prior to Closing in accordance with their terms, and/or applicable laws and regulations relating to bankruptcy or insolvency; (iv) to Seller's knowledge, and except as set forth in the Rent Roll, there are no uncured monetary defaults on the part of any tenant under the Leases, as of the date of preparation of the last Rent Roll (or updated Rent Roll, if any) delivered to Buyer prior to Closing; and
(v) none of the rentals due or to become due prior to Closing under the Leases have been assigned, encumbered or are subject to any liens, other than the Permitted Exceptions.

          (e) There have been no material adverse changes in the gross rental income from the Property from that set forth in the most recent monthly management, revenue and expense reports furnished to Buyer in accordance with Section 3.1(a)(v) herein, to the date of this Agreement. Notwithstanding any contrary provisions in this Section 4.4, the representations and warranty contained in this Subsection shall apply only to the period of time ending on the later of: (i) the date of this Agreement; or (ii) the date of delivery to Buyer of the last updated monthly management, revenue and expense report, if any, pursuant to Section 3.1(a)(v).

          (f) To Seller's knowledge: (i) the Property and the operation thereof is in sufficient compliance with the requirements of all governmental agencies to permit the continued lawful operation thereof; and (ii) Seller is not party to any agreement or understandings with any governmental agencies affecting the Property, other than as may be disclosed in the Title Matters or otherwise disclosed in writing to Buyer.

          (g) Seller has received no written notice of any uncured violations at the Property of any applicable statute, ordinance or regulation relating to the Property or its operation which would have a material and adverse effect upon the Property, nor are there presently pending against Seller or Property any judicial proceedings, administrative or actions (including outstanding judgments), which, if resolved adversely to Seller, would have a material and adverse effect upon the operation of the property.

          (h) To Seller's knowledge, during the period of Seller's ownership of the Property, no Hazardous Materials have been used, disposed of or generated at the Property (which use, disposal or generation would reach actionable levels under applicable laws and regulations), except in accordance with a validly issued permit or in accordance with the requirements of applicable laws and regulations, except as may otherwise be disclosed to Buyer in writing and/or disclosed in the Documents and Materials furnished or made available to Buyer pursuant to Article III herein. For purposes of this Subsection (h), "Hazardous Materials" shall include, without limitation, substances defined as "hazardous substances" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C.
Section 9601 et seq.; the Hazardous Materials Transportation Act, 1949 U.S.C. Section 1801 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6902 et seq.; and those substances defined in such terms in applicable laws of the State of Texas and/or regulations adopted in the publications promulgated pursuant to such laws.

     (i) Seller has received no written notice of the termination or restriction of: (i) the current access from the Property to any currently open and public highways and/or roadways adjoining the Property; (ii) any sewer or other utility service adjoining or otherwise serving the Property.

     (ii) All of Seller's representations and warranties set forth in this Section 4.4 shall be true and correct in all material respects as of the Closing Date.

     As used in this Section 4.4 herein, Seller's "knowledge" means the actual knowledge of John Mulvihill as the Vice President and David Honerkamp as the Director of Asset Management of Seller, respectively, responsible for the monitoring and limited supervision of the Property Manager for the Property, without duty to personally inspect the Property or to personally make any independent investigation, subject to the further provisions of this paragraph; provided, it is contemplated that such individuals have reasonably discharged such monitoring and limited supervision of the Property Manager in accordance with Seller's customary practices concerning properties acquired for similar purposes, and will continue to do so until the Closing Date; and, provided further, the parties acknowledge and agree that David Honerkamp (but not John Mulvihill) has telephone contact concerning the operation of the Property with the Property Manager on a weekly basis (approximately) and receives written reports from the Property Manager on a monthly basis (approximately).

     Notwithstanding anything to the contrary contained in this Agreement, if Buyer has actual knowledge that any representation or warranty of Seller is not true and correct as of the Closing Date and shall elect to acquire the Property notwithstanding such fact, Buyer shall be deemed to have waived such specific breach of representation and warranty and to have released Seller from all liability or responsibility in connection therewith, and neither Buyer nor Buyer's permitted assignees or successors shall be entitled to commence any action or to recover damages from Seller based upon such specific breach of a representation and warranty.

     4.5 Seller hereby specifically disclaims any warranty, guaranty or representation, oral or written, past, present or future, of, as to, or concerning the following matters regarding the Property:

     (i) the nature and condition of the Property, including, but not limited to the water, soil and geology, and the suitability thereof and of the Property for any and all activities and uses which Buyer may elect to conduct thereon;

     (ii) the nature and extent of any right-of-way, possession, lien, encumbrance, license, reservation, condition or otherwise;

     (iii) the compliance of the Property or its operation with any laws, ordinances or regulations of any government or other body;

     (iv) the quality, nature, adequacy and physical condition of the Property, including, but not limited to, the structural elements, foundation, appurtenances, access, landscaping, parking facilities and the electrical, mechanical, HVAC, plumbing, sewage and utility systems, facilities and appliances;

     (v) the existence, quality, nature, adequacy and physical condition of utilities serving the Property;

     (vi) the zoning or other legal status of the Property or any other public or private restrictions on the use of the Property;

     (vii) the presence of any hazardous substances on, under or about the Property or the adjoining or neighboring property;

     (viii) the quality of any labor and materials used in any Improvements on the Real Property;

     (ix) the possible right of any third party(ies) to use any common area of the Property for community services, performances, public interest information, school activities and similar matters, if applicable; and

     (x)  the economics of the operation of the Property.

     In consideration of Buyer's receiving access to the Property as set forth in Article III herein so that Buyer may conduct such studies, costs, investigations, inspections and analyses with respect to the Property as Buyer might desire, Buyer acknowledges and confirms that unless Buyer elects to terminate this Agreement as provided herein, Buyer shall accept Seller's conveyance of the Property to Buyer in as "AS-IS" and "WHERE-IS" condition, free of any warranty by Seller, except as otherwise expressly provided in this Agreement, and free of any obligation by Seller to perform any repairs or other improvement work with respect to the Property. Buyer expressly acknowledges that, in consideration of the agreements of Seller herein, except as otherwise specified here, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, CONCERNING THE PROPERTY, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NOTWITHSTANDING ANYTHING TO THE CONTRARY IMPLIED IN THIS AGREEMENT, SELLER AFFIRMS, ACKNOWLEDGES AND AGREES THAT THE FOREGOING LIMITATIONS AND DISCLAIMERS IN THIS AGREEMENT ARE NOT INTENDED TO ABROGATE, NULLIFY OR OVERRIDE THE EXPRESS COVENANTS, WARRANTIES AND REPRESENTATIONS OF SELLER SET FORTH IN SECTIONS 4.1, 4.2, 4.3, AND
4.4 HEREIN AND, TO THE EXTENT THE FOREGOING DISCLAIMERS ARE DEEMED TO BE IN CONFLICT WITH THE PROVISIONS OF EITHER OF SAID SECTIONS 4,1, 4.2, 4.3 AND 4.4, THE PROVISIONS OF SUCH SECTIONS SHALL CONTROL.

     4.6 Buyer represents and warrants now and as of the date of Closing that:

          (a) If Buyer (or any permitted assignee of Buyer under Section 1 2.2 herein) is a partnership or corporation (including, without limitation, a limited liability company), it is duly organized, validly existing and in good standing under the laws of the state of its formation.

          (b) Buyer has the full right, power and authority to purchase the Property from Seller as provided herein and to carry out Buyer's obligations hereunder, and the person or persons executing this Agreement on behalf of Buyer is/are fully authorized to do so.

          (c) Buyer's purchase of the Property at Closing shall constitute its certification that Buyer: (i) has inspected and is familiar with the Property; (ii) has had the opportunity to have prepared for Buyer's review such soils, engineering, environmental or hazardous substance reports or such other reports or inspections of any nature relating to the Property as Buyer deemed appropriate;
(iii) has purchased the Property on an "AS IS" and "WHERE-IS" basis, relying solely on Buyer's own examination and inspection of the Property, and the express representations contained herein.

          (d) All of Buyer's representations and warranties under this Section 4.6 shall be true and correct in all material respects as of the Closing Date.

     4.7 All representations and warranties of Seller and Buyer under this Article IV shall survive the Closing; provided, however, that any claim, action, suit or proceeding with respect to the truth, accuracy or completeness of such representations and warranties must be commenced, if at all, on or before six (6) months from the Closing Date.

     4.8 On or before the Closing, Seller shall deliver or cause to be delivered to Buyer or to Buyer's auditor an audit letter in a form agreed upon between Seller, Buyer and Buyer's auditor, as set forth in Exhibit "B" attached hereto, which shall be based upon the Documents and Materials (and other information, if any) furnished or made available to Buyer or Buyer's Advisors pursuant to Article III herein. The parties agree that Seller shall have no independent obligation to provide documentation, information or financial data, or to make available additional records or information, to Buyer's auditor in connection with such audit letter.

     4.9 This Agreement and all documents, agreements, understandings and arrangement relating to this transaction have been executed by the undersigned in his/her capacity as an officer or director of Buyer, which has been formed as a Maryland corporation pursuant to the Articles of Incorporation of Buyer, and neither the directors, officers or stockholders of Buyer shall be bound or have any personal liability hereunder or thereunder. Seller shall look solely to the assets of Buyer for satisfaction of any liability of Buyer with respect to this Agreement and all documents, agreements, understandings and arrangements relating to the transaction contemplated by this Agreement, and will not seek recourse or commence any action against any of the directors, officers or stockholders of Buyer or any of their personal assets for the performance or payment of any obligation hereunder or thereunder. The foregoing shall also apply to any future documents, agreements, understandings and arrangements and/or transactions between the parties hereto.

     4.10 (a) Seller hereby agrees to indemnify, defend and hold harmless Buyer from and against any and all claims, demands, causes of action, liabilities, losses and/or damages asserted against or incurred by Buyer and arising out of the operation of the Property prior to the Closing (and following Seller's acquisition of title to the Property) including, without limitation, any injury to persons or damage to property, but excluding any such matter described herein arising out of or resulting from any act or omission of Buyer, its agents, employees or Advisors prior to the Closing. For purposes of this Subsection (a), the acts and/or omissions of any independent contractors or agents of Seller prior to the Closing shall in no way be attributable to Buyer, and the acts and/or omissions of any agents, employees, Advisors or consultants of Buyer prior to the Closing shall in no way be attributable to Seller.

          (b) Buyer hereby agrees to indemnify, defend and hold harmless Seller from and against any and all claims, demands, causes of action, liabilities, losses and/or damages asserted against or incurred by Seller and arising out of the operation of the Property following the Closing including, without limitation, any injury to persons or damage to property, but excluding any such matter described herein arising out of or resulting from any act or omission of Seller, its agents, employees or Advisors prior to the Closing. For purposes of this Subsection (b), the acts and/or omissions of Buyer, its agents, employees or Advisors following the Closing shall in no way be attributable to Seller, and the acts and/or omissions of any independent contractors or agents of Seller following the Closing shall in no way be attributable to Buyer.

          (c) Notwithstanding any foregoing provisions of Subsection (a) or (b) above to the contrary, the obligations of Seller and Buyer set forth herein shall not limit, impair, negate, modify, expand or in any way affect any indemnification obligation of either party expressly set forth in this Agreement or in an Exhibit to this Agreement (which Exhibit is executed and delivered by the parties at the Closing, in substantially the same form as attached hereto), regardless of the time period with respect to which such obligation applies, nor shall the foregoing provisions of Subsections (a) and (b) above limit, impair, negate, modify, expand or in any way affect any exculpatory provision in favor of either party, or any provision in the nature of a disclaimer, limitation of liability, and/or "as-is" or "where-is" proviso, which is expressly set forth in this Agreement, including, without limitation, the provisions of Section 4.5 or in an Exhibit to this Agreement (which Exhibit is executed and delivered by the parties at the Closing, in substantially the same form as attached hereto).

                            ARTICLE V.
                    Action on the Closing Date

     5.1 Buyer shall take the following actions on or before the Closing Date, each of which shall be deemed to be a condition precedent to Seller's Closing obligations hereunder:

          (a) Seller shall have received, on the date of Closing, the Purchase Price (adjusted for credits or debits for all prorations under Section 5.3) by wire transfer to the account of Seller at the financial institution designated by Seller in its instructions to Escrow Agent prior to Closing, in sufficient time for investment at such institution's customary rate paid to Seller;

          (b) Seller shall be provided on the date of Closing with an executed duplicate original of the documents listed under subsections (e), (f), and (g) of Section 5.2 below.

     5.2 Seller shall provide or cause to be provided to Buyer the following items, on or before the Closing Date, the provision of which shall be deemed to be a condition precedent to Buyer's
Closing obligations hereunder:

          (a)  An executed and acknowledged special warranty deed
(or similar form of deed limiting Grantor's warranties to the acts of Grantor, and none other) ("Deed") in the form of Exhibit "D";

          (b) Originals (or copies if such originals are not available) of all executed Leases, if any, in accordance with
Section 4.2 herein;

          (c) All keys for the Property in the possession or control of Seller (properly labeled);

          (d) A 1992 ALTA Standard Form Owner's Policy of Title Insurance, or equivalent thereof, in the form customarily used in the State of Texas (subject to variations in conformance with local custom and practice), issued by the Title Company and dated as of the Closing Date, with extended coverage (including survey coverage) in the amount of the Purchase Price, setting forth the legal description of the Property and showing title vested in Buyer, subject only to the Permitted Exceptions, together with such endorsements as Buyer may request (and the Title Company may agree to issue) (the "Owner's Title Policy"). The Owner's Title Policy shall contain "extended coverage" in accordance with the statutes, regulations, customs and/or practices of the State of Texas. The premium for the Owner's Title Policy and any endorsements thereto shall be paid by the parties in accordance with Section 7.1 herein.

          (e) An executed duplicate original of the Assignment and Assumption of Rights, Warranties and Permits in the form of Exhibit "F";

          (f)  [Reserved]

          (g) An executed duplicate original of the Assignment and Assumption of Leases in the form of Exhibit "H."

          (h) Letters executed by Seller, in form reasonably satisfactory to Buyer, notifying each of the tenants at the Property of the change of ownership of the Property, and directing such tenants to make all payments following the Closing Date which are due under the Leases to such party and at such address as Buyer may designate ("Tenant Notification Letters"). Buyer shall be responsible for delivery of all such Tenant Notification Letters outside of Escrow, not sooner than the recordation of the Deed and receipt by Seller of the Purchase Price, and Escrow Agent shall have no responsibility therefor;

          (i) An original executed Bill of Sale for the Personal Property identified in Exhibit "1" attached hereto, reciting that such transfer is on an "AS-IS" and "WHERE-IS" basis; provided, Exhibit "1" to the Bill of Sale may, at Seller's election, list only the Personal Property excluded from the transfer or, alternatively, Exhibit "1" may be eliminated in the event all Personal Property (if any) located at the Property is included in the transfer;

          (j) An updated Rent Roll, dated as of the end of the last full calendar month prior to the Closing Date, certified by Seller as true and correct in all material respects; and

          (k) A certification duly executed by Seller under penalty of perjury in the form of, and upon the terms set forth in Exhibit "J", setting forth Seller's address and federal tax identification number and certifying that Seller is not a foreign entity in accordance with and/or for the purpose of the provisions of Section 1445 (as may be amended) of the Internal Revenue Code of 1954, as amended, and any regulations promulgated thereunder;

     5.3 The following items will be prorated as of the Closing Date on a per diem basis: rents (including any adjustments and other charges, if any, payable by the tenants under the Leases as pass-through items) and; the current year's real estate taxes and assessments (calculated on the most recent available tax bill and reprorated after Closing in accordance with the further provisions of this Section 5.3); provided, however, rent and all other sums which are due and payable to Seller by any tenant but uncollected and delinquent as of Closing shall not be adjusted, but Buyer shall cause such sums for the period prior to Closing to be remitted to Seller if, as and when collected pursuant to Article VIII of this Agreement. Notwithstanding the foregoing, utilities not separately metered and charged to the tenants or allocated among the tenants shall be prorated only to the extent Seller is unable, despite its best efforts, to cause the providers of utilities services to the Property to read the meters and, in cooperation with Buyer, to cause such providers to change the name of the responsible party for payment of such utilities from Seller to Buyer, effective as of the Closing Date.

          In addition to any other matters set forth herein, the parties hereby agree to reprorate, on a post-closing basis: (i) real property taxes, based upon the actual tax bill for the tax year in which the Closing occurred, and again reprorated, if necessary, due to any change in the assessed value or tax rate of the Property following a pending assessment appeal by Seller or Buyer or a separate reassessment due to the change in ownership of the Property pursuant to this transaction; and (ii) personal property taxes allocable to any Personal Property transferred to Buyer pursuant to the Bill of Sale.

          The account of Seller or Buyer shall be debited or credited, as the case may be, on the closing settlement statement to reflect these prorations, and the Purchase Price to be paid to Seller shall be similarly adjusted. Security deposit(s) as set forth in the Leases shall be credited to Buyer at the Closing. The Leases shall be determinative of the amount of all security deposits, without regard to any other documentation reflecting possible claims by one or more tenants for refund of security deposit(s) following the Closing. Buyer and Seller agree to use reasonable efforts to prepare and deliver to Escrow Agent a schedule of tentative rental adjustments (including a credit to Buyer for security deposits actually held by Seller) three (3) business days prior to the Closing. Any such adjustments not determinable or not agreed upon as of the Closing shall be paid by Buyer to Seller, or by Seller to Buyer, as the case may be, in cash or by wire transfer of funds as soon as practicable following the Closing of this Agreement. Facsimile copies of executed counterparts of the schedule of adjustments as agreed upon by Buyer and Seller shall be delivered to Escrow Agent as soon as practicable prior to the Closing. For purposes of this Section 5.3, Buyer shall be deemed to be the owner of the Property as of 12:01 A.M. on the Closing Date, regardless of the actual hour on which Closing occurs or recordation of the Deed takes place; provided, however, in the event the Closing occurs on December 29, 30 or 31, 1997, Seller shall, for purposes of this Section 5.3 only, be deemed to be the owner of the Property until 12:00 p.m., December 31, 1997. This transaction shall in no event close later than the Closing Date, as defined in Section 1.2 hereof.

     5.4 Any property and liability insurance on the Property maintained by Seller shall terminate on the Closing Date.

     5.5 Seller shall deliver possession of the Property to Buyer on the Closing Date.


                           ARTICLE VI.
                           Termination

     Should this transaction not close on or before 5:00 p.m., local time, on the Closing Date, for reasons other than a default by Buyer (in which case Article IX herein shall govern) or a default by Seller (in which case Article X herein shall govern) either party may, by delivery of written notice to the other and to the Escrow Agent, terminate this Agreement, whereupon each party shall pay one-half (1/2) of Escrow Agent's normal cancellation charges. Such exercise of the right of termination by either party shall constitute a waiver of any rights, claims, causes of action or demands either party may have against the other or the Property, or any portion thereof, due to such failure of this transaction to close on or before the Closing Date, except for any liability accruing under Buyer's indemnification and/or confidentiality obligations to Seller (or Seller's indemnification obligations to Buyer, as the case may be) pursuant to Sections 3.1, 3.4, 4.2 and/or 7.2 herein, which liability shall survive the termination of this Agreement. Upon such termination, pursuant to this Article VI, Buyer shall return to Seller, within five (5) days following such termination, all of Seller's Documents and Materials provided or made available to Buyer by Seller hereunder, along with copies of Buyer's Due Diligence Information compiled in accordance with
Article III herein, as set forth in Section 3.1 (a) herein, and Buyer shall be entitled to the prompt return of the Earnest Money Deposit deposited with Escrow Agent, together with any accrued interest thereon which was earned while in the possession of Escrow Agent, whether or not previously released to Seller in accordance with the terms of this Agreement. The provisions of this Article shall not limit or affect the provisions of Section 3.8 herein.

                           ARTICLE VII.
                      Costs and Commissions

     7.1 Seller shall pay the portion of the premium for the Owner's Title Policy allocable to standard coverage, the cost of the Survey and all updates thereto, and its own legal fees and any transfer taxes customarily payable by the Seller including, without limitation, any city, county or other local transfer fees or taxes or fees imposed by any city, county or other local governmental entity, quasi-governmental entity or agency for the area in which the Property is located. Buyer shall pay any additional title premium attributable to extended (survey) coverage (unless custom and practice in the State of Texas and/or Tarrant County calls for Seller to pay same) and any endorsements to the Owner's Title Policy requested by Buyer and agreed to by the Title Company, the entire cost of the Lender's Title Policy, if any, and any endorsements thereto, its own legal fees, all fees and expenses relating to its inspection and testing of the Property or its review of the books and records relating to the Property, the cost of recording the Deed and any transfer fees or taxes customarily payable by the Buyer including, without limitation, any city, county or other local transfer taxes or fees imposed by any city, county or other local governmental entity, quasi-governmental entity or agency for the area in which the Property is located. Seller and Buyer will share equally all other closing fees and closing costs (to the extent consistent with local custom and practice), including, without limitation, Escrow Agent's fees and expenses, subject to the provisions of Article VI herein.

     7.2 Buyer and Seller each represent to the other that they have not entered into any agreement or incurred any other obligation which might result in the obligation to pay a real estate sales or brokerage commission or finder's fee with respect to this transaction. Buyer and Seller each agree to indemnify, protect, defend and hold the other harmless from and against any and all claims, demands, causes of action, liabilities, costs and/or expenses (including attorney's fees and costs) asserted against or incurred by the other party as a result of any claim or assertion made by any person to a right to a real estate sales or brokerage commission, finder's fee or other compensation in connection with this transaction, to the extent such claim or assertion is based on the actual or alleged acts or omissions of the indemnifying party, its broker or representative (including, without limitation, any party which is or claims to be an actual or alleged cooperating broker in the subject transaction, in accordance with local custom and practice). The obligations of Buyer and Seller under this Section 7.2 shall survive the Closing Date or the earlier termination of this Agreement pursuant to its terms.

                          ARTICLE VIII.
                     Post-Closing Cooperation

     If, as of Closing Date, there is any accrued and delinquent rent due from any tenant then in occupancy, and Seller advises Buyer of that fact on or before the Closing Date by means of the Rent Roll or otherwise, Buyer shall use its reasonable efforts to collect such delinquent rent following Closing. The reasonable efforts required of Buyer shall not be deemed to include the institution of any litigation. All rent collected by Buyer from such delinquent tenant(s) shall be applied by Buyer first, to rent and other charges for the period from and after the Closing Date and second, to rent and other charges due to Seller as of the Closing Date. Seller shall retain the right to pursue, at Seller's sole cost, any and all actions or proceedings against any former tenants of the Property, who are not subject to existing Leases at the Property or who are in breach of their Leases by reason (in part) of their abandonment of the leased premises prior to the end of the term of their Lease, for delinquent rents and/or other cause(s) of action, and any amounts collected by Seller pursuant to such actions or proceedings shall be the sole property of Seller. Buyer hereby assigns any cause(s) of action or claim(s) it may have against such persons to Seller, and Buyer shall have no responsibility in connection with the prosecution of said actions or proceedings.

                           ARTICLE IX.
                         Default by Buyer

     IF THE CLOSING OF THIS TRANSACTION FAILS TO OCCUR ON OR BEFORE THE CLOSING DATE AS A RESULT OF BUYER'S BREACH OF THIS AGREEMENT,
THE PARTIES ACKNOWLEDGE AND AGREE BY INITIALING THIS AGREEMENT IN
THE SPACE PROVIDED BELOW THAT:

     (I) THE EARNEST MONEY DEPOSIT BEARS A REASONABLE RELATIONSHIP TO THE DAMAGES WHICH THE PARTIES ESTIMATE MAY BE SUFFERED BY SELLER AS THE RESULT OF BUYER'S DEFAULT IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT, WHICH DAMAGES WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO FIX, THAT THE EARNEST MONEY DEPOSIT CONSTITUTES A REASONABLE ESTIMATE OF SELLER'S DAMAGES IN SUCH EVENT, AND THAT THE REMEDY PROVIDED FOR HEREIN IS NOT A PENALTY OR FORFEITURE AND IS A REASONABLE LIMITATION ON BUYER'S POTENTIAL LIABILITY AS A RESULT OF SUCH DEFAULT; AND

     (II) AS A RESULT OF BUYER'S BREACH OF THIS AGREEMENT AND FAILURE OF THE CLOSING TO OCCUR ON OR BEFORE THE CLOSING DATE, SELLER SHALL HAVE THE RIGHT TO TERMINATE THIS AGREEMENT AND THE ESCROW BY WRITTEN NOTICE TO ESCROW AGENT, WHEREUPON SELLER AND ESCROW AGENT SHALL THEREUPON BE RELEASED FROM THEIR RESPECTIVE OBLIGATIONS THEREUNDER TO SELL AND/OR PURCHASE THE PROPERTY, AND SELLER SHALL RETAIN THE EARNEST MONEY DEPOSIT (OR ESCROW AGENT SHALL RELEASE THE EARNEST MONEY DEPOSIT AND ALL ACCRUED INTEREST THEREON TO SELLER, TO THE EXTENT NOT ALREADY SO RELEASED) AS LIQUIDATED DAMAGES, WHICH DAMAGES SHALL BE SELLER'S SOLE AND EXCLUSIVE REMEDY HEREUNDER IN THE EVENT OF SUCH BREACH, EXCEPT FOR SELLER'S RIGHTS AND REMEDIES FOR A SEPARATE BREACH, IF ANY, OF THE CONFIDENTIALITY AND/OR INDEMNIFICATION PROVISIONS OF THIS AGREEMENT.

     (III) IN THE EVENT OF BUYER'S DEFAULT HEREUNDER AND SELLER'S ELECTION TO TERMINATE THIS AGREEMENT AND THE ESCROW AS PROVIDED HEREIN, BUYER SHALL BE SOLELY RESPONSIBLE FOR PAYMENT OF THE FULL AMOUNT OF ESCROW AGENT'S CANCELLATION CHARGES AND ANY OTHER COSTS OR CHARGES IMPOSED BY THE TITLE COMPANY IN CONNECTION WITH THE PREPARATION OF THE TITLE COMMITMENT OR UPDATES THEREOF.


     Initials of Seller                      Initials of Buyer


                            ARTICLE X.
                        Default by Seller

     In the event of a default by Seller under the terms of this Agreement, Buyer shall have the right either: (i) to purchase the Property notwithstanding such default, whereupon such default shall be deemed waived; or (ii) to terminate this Agreement by notice furnished to Seller and to Escrow Agent, whereupon Buyer will be entitled to a refund of the Earnest Money Deposit and all interest accrued thereon, if any, held by Escrow Agent, and Buyer shall be entitled to pursue an action against Seller at law for damages or in equity for specific performance of this Agreement. In the event of Seller's default hereunder and Buyer's election to terminate this Agreement and the Escrow as provided in Clause (ii) above, Seller shall be solely responsible for payment of the full amount of Escrow Agent's cancellation charges and any other costs or charges imposed by the Title Company in connection with the Title Commitment or any updates thereof.



                           ARTICLE XI.
                          Miscellaneous

     11.1 All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and delivered personally, by certified mail, return receipt requested, postage prepaid, by telecopy or other facsimile transmission, or by overnight courier (such as Federal Express), addressed as follows:

          Seller:   Pacific Life Insurance Company
                    700 Newport Center Drive,
                    Newport Beach, California 92660
                    Attention:     John C. Mulvihill, Vice-President
                              Sales and Acquisitions
                              David Honerkamp, Director of Asset
Management
                    Fax No:          (714)760-9680

          Copy to:  Pacific Life Insurance Company
                    700 Newport Center Drive
                    Newport Beach, California 92660
                    Attn:          Joseph E. McKeever, Esq.
                    Fax No:   (714) 640-3706

          Buyer:    Walden Residential Properties, Inc.
                    One Lincoln Centre
                    5400 LBJ Freeway, Suite 400
                    Dallas, Texas 75240
                    Attn:          Eric A. Calub, Vice-President
                    Phone No: (972) 788-0510
                    Fax No:   (972) 788-1550

          Copy to:  Munsch, Hardt, Kopf, Harr & Dinan
                    1445 Ross Avenue, Suite 4000
                    Dallas, Texas 75202
                    Attn:          Robin K. Minick, Esq.
                    Phone No: (214) 855-7542
                    Fax No:   (214) 855-7584
                    ["Buyer's Counsel"]

     All Notices in accordance with the terms hereof shall be deemed given upon actual receipt thereof whether delivered by first-class mail, postage prepaid, personally, or by courier or messenger service, or facsimile transmission to the numbers given above, provided electronic confirmation of such facsimile transmission is received by the noticing party. Either party hereto may change the address or facsimile number for receiving notices, requests, demands or other communication by notice sent in accordance with the terms of this Section 11.1.

     11.2 Buyer may not assign this Agreement or its rights and obligations hereunder, except to an affiliate of Buyer, without the prior written consent of Seller, which Seller may withhold in its sole and absolute discretion. Any assignment hereunder will be subject to the terms and provisions of this Agreement; provided, however, that upon such assignment such Assignee shall succeed to all of the rights and obligations of Buyer hereunder, and agrees to execute all documents and perform all obligations pursuant to this Agreement. Notwithstanding any assignment of this Agreement, the Assignor shall not be relieved of its obligations to complete this transaction and pay the Purchase Price to Seller as provided for herein. For purposes of this Section 11.2, the term "affiliate" shall mean a person or entity in which Buyer has an ownership interest or which is controlled by (or under common control with) Buyer.

     11.3 Each party agrees to execute any additional documents or supplemental escrow instructions as may be reasonably necessary to comply with the terms of this Agreement, provided that such instructions are not in conflict with the terms hereof and that if a conflict exists, the provisions of this Agreement shall prevail.

     11.4 This is the entire agreement between Seller and Buyer pertaining to the sale of the Property and supersedes any prior written or oral understandings. Any amendment to this Agreement must be in writing. This Agreement will be governed by the laws of the state in which the Property is located.

     11.5 The prevailing party in any litigation, including any appeal, arising out of this Agreement will be entitled to its reasonable attorney's fees, costs and expenses incurred in connection with the prosecution or defense of such action.

     11.6 All Exhibits referred to are attached to this Agreement and are incorporated herein by reference.

     11.7 In the event this Agreement is terminated by the default of Buyer or Seller, any escrow termination fee or charges of Escrow Agent will be borne by the defaulting party.

     11.8 This Agreement may be executed in separate counterparts, each of which will be deemed an original, and all of which together will constitute one instrument.

     11.9 Time is of the essence of this Agreement.

     11.10 The heading, captions and titles used in this Agreement are for convenience only and shall not be deemed in any way to limit or amplify the terms and provisions of this Agreement.

     11.11 If any date of significance hereunder falls upon a Saturday, Sunday, or legal holiday such date will be deemed moved forward to the next day which is not a Saturday, Sunday, or legal holiday. The terms "working day" or "business day" shall mean days elapsed exclusive of Saturdays, Sunday, or legal holidays.

     11.12 This Agreement is not intended to confer any benefit upon, or create any contractual right in, any person or entity other than the parties hereto.

     11.13 In the event this Agreement is not fully executed by Buyer and Seller on or before November 11, 1997, this Agreement shall be null and void and neither party shall have any liability to the other hereunder.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SELLER:                            BUYER:

PACIFIC LIFE INSURANCE COMPANY,    WALDEN RESIDENTIAL PROPERTIES,
a INC., a California corporation             INC., a Maryland
corporation

By:                                By:
Print Name:                             Print Name:
Title:                                  Title:

By:                                By:
Print Name:                             Print Name:
Title:                                  Title:

Dated: November     , 1997              Dated: November     , 1997

Escrow Agent acknowledges receipt of a fully executed copy of this Agreement, and by its signature hereby accepts and agrees that the provisions of this Agreement, and any amendment thereto as may be executed by Buyer and Seller, shall constitute instructions and control the deposit and disposition of funds by the Escrow Agent hereunder.

                           ESCROW AGENT:

                           CHICAGO TITLE INSURANCE COMPANY


                           By:
                           Title:
                           Date:


                           EXHIBIT "A"

                        Legal Description


              (To be supplied by the Title Company)


                           EXHIBIT "B"

                       FORM OF AUDIT LETTER

December            , 1997

Deloitte & Touche LLP
2200 Ross Avenue, Suite 1600
Dallas, Texas 75201

     Re:  The Woods of Bedford Apartments, Bedford, Texas

Dear Sirs:

     This letter is given in connection with your audit of the financial statements (including revenues and expenses) of The Woods of Bedford Apartments (the "Property") for the year ended December 31, 1996 (the "Statement") and for the purpose of your expressing an opinion as to whether such financial statements present fairly, in all material respects, the revenues and certain expenses of the Property in conformity with generally accepted accounting principles. The undersigned acknowledges that such statement has been prepared, in part, using the financial data made available to Walden Residential Properties, Inc., as "Buyer" of the Property, from and by Pacific Life Insurance Company, as "Seller", pursuant to that certain Purchase and Sale Agreement and Joint Escrow Instructions dated November -, 1997 ("Purchase Agreement"); provided, however, such statement is not based on any financial information or other information independently provided to you by Seller, except as may be expressly set forth herein. The responsibility for the fair presentation of the statement in conformity with generally accepted accounting principles rests with Walden Residential Properties, Inc.; provided, Seller acknowledges its responsibility to fairly present the financial information described in Section 3.1 of the Purchase Agreement and provided to Buyer in accordance therewith, in Seller's capacity as owner of the Property. In connection therewith, Seller hereby confirms, to Seller's current, actual knowledge (as defined below), the following:

     1. The financial statements provided to Buyer have been prepared on a cash basis, in accordance with Seller's normal and customary practice, except to the extent any such information expressly states that it has been prepared on an accrual basis.

     2. Seller understands that Buyer has made available to you all financial statements and other financial information and data relating to the Property which has been furnished to Buyer pursuant to the Purchase Agreement.

     3. Seller has owned the Property since the termination of foreclosure proceedings in December, 1992 and has continued to own the Property since such time.

     4. To Seller's current, actual knowledge, the financial statements and data furnished or made available to Buyer pursuant to the Purchase Agreement contain no errors or irregularities which would have a material and adverse effect upon the Property or its operation.

     5. Seller has not received (nor, to Seller's current, actual knowledge, has Seller's Property Manager received) written notice, within the two (2) years preceding the date of the Purchase Agreement, that the Property is in violation of any laws or regulations which would result in a material adverse change in the financial statements famished to Buyer pursuant to the Purchase Agreement.

     6. To Seller's current, actual knowledge, there are no material transactions relating to revenues and expenses furnished to Buyer under the Purchase Agreement which have not been properly recorded in the accounting records of the Property, in accordance with Seller's normal and customary practice, and which, if not recorded, would have a material and adverse effect on the Property.

     7. To Seller's current, actual knowledge, Seller is not in default under any contracts or agreements affecting the Property which (in the event of material noncompliance with such agreements or contracts) would have a material and adverse effect on the financial data which have been furnished to Buyer pursuant to the Purchase Agreement.

     8. Subsequent to December 31, 1996, Seller's books and records pertaining to the Property have been prepared in accordance with the normal and customary practice of Seller including, without limitation, any adjustments to the financial data for the calendar year 1996, if any, to the extent such adjustments are consistent with the normal and customary practice of Seller.

          As used herein, the term "Seller's knowledge" or "knowledge", as applied to Seller, shall have the same meaning as set forth in Section 4.4 of the Purchase Agreement, the provisions of which are incorporated herein by reference.

                              SELLER:

                              PACIFIC LIFE INSURANCE COMPANY,
                              a California corporation


                              By:
                              Print Name:
                              Its:

                              By:
                              Print Name:
                              Its:


                            EXHIBIT "C"

                        FORM OF RENT ROLL

                    [To be supplied by Seller]








                           EXHIBIT "D"

                      Special Warranty Deed

             (Form to be furnished by Title Company)







                           EXHIBIT "E"

                            [RESERVED]









                          EXHIBIT "E-1"

                            [RESERVED]








                           EXHIBIT "F"

           ASSIGNMENT OF RIGHTS, WARRANTIES AND PERMITS

     THIS ASSIGNMENT OF RIGHTS, WARRANTIES AND PERMITS
("Assignment") is dated for identification purposes              , 1997
and made by PACIFIC LIFE INSURANCE COMPANY, a California corporation ("Assignor") to WALDEN RESIDENTIAL
PROPERTIES, INC., a Maryland corporation ("Assignee").

     1. Pursuant to Section 5.2(e) of that certain Purchase and Sale Agreement and Joint Escrow Instructions dated November _, 1997 between Assignor, as Seller, and Assignee, as Buyer, as may have been amended from time to time thereafter (the "Purchase Agreement"), Assignor hereby assigns and delegates to Assignee all of the items, if any, which Assignor may own which relate to the construction. occupancy, operation, management and/or ownership of the Property located at 2500 Meadow Park Circle, Bedford, Texas and more particularly described in attached Exhibit "A" attached to the Purchase Agreement. All defined terms used herein shall have the same meaning as set forth in the Purchase Agreement, unless the context clearly indicates otherwise.

     2. Assignor further assigns to Assignee all of its rights, and interest, if any, in all construction, equipment and material warranties and guarantees affecting the Property. This assignment of warranties and guarantees is effective to the extent such matters are legally subject to assignment, assigned by Assignor, whether such limitations or prohibition is imposed or created by contract, statute, ordinance, regulation or otherwise.

     3. Assignor further assigns all of its rights, obligations and interest, if any, in all trademarks, styles, logos, signs and other advertising symbols relating to the trade name "The Woods of Bedford Apartments" and to the Property, to the extent whether such limitation or prohibition is imposed or created by contract, statute, ordinance, regulation or otherwise.

     4. This Assignment is made as an incident of the concurrent sale of the Property by Assignor to Assignee and will be effective upon the Closing Date, as defined in Section 1.2 of the Purchase
Agreement.

     5. Assignor agrees to execute any further documents reasonably necessary to perfect the transfer to any item described in this Assignment, provided Assignor shall incur no out-of-pocket costs in connection therewith.

     6. This Assignment shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, heirs and legatees of all of the respective parties hereto, subject to the assignment provisions of the Purchase Agreement.

     7. This Assignment shall be governed by, interpreted under and construed and enforced in accordance with the laws of the State of Texas.

     8. This Assignment is made without any warranty or representation whatsoever as to the existence, validity or enforceability of any right, warranty or permit herein assigned, provided, however, Assignor does warrant that it has no actual knowledge, as of the date hereof, of any adverse claim or interest in or to any of the rights, warranties or permits assigned hereunder. To the extent any claim of any kind is brought by Assignee pursuant to this Assignment, such claim, action, suit or proceeding must be commenced, if at all, on or before six (6) months from the date of this Assignment.

     9. This Assignment is intended to supplement the terms and provisions of the Purchase Agreement and shall be construed as consistent therewith to the greatest extent possible. This Assignment shall not be deemed to modify or amend the Purchase Agreement. In the event of an irreconcilable conflict between the provisions of the Purchase Agreement and this Assignment, the provisions of the Purchase Agreement shall prevail.

     IN WITNESS WHEREOF, the parties have executed this Assignment as of the date first above written.

ASSIGNOR:                          ASSIGNEE:

PACIFIC LIFE INSURANCE COMPANY, a  WALDEN RESIDENTIAL PROPERTIES
California corporation                  INC., a Maryland
corporation

By:                                By:
Name:                              Name:
Title:                                  Title:

By:                                By:
Name:                              Name:
Title:                                  Title:


                          EXHIBIT "1" TO
                      LIST OF ITEMS ASSIGNED









                           EXHIBIT "H"

               ASSIGNMENT AND ASSUMPTION OF LEASES


     THIS ASSIGNMENT AND ASSUMPTION OF LEASES ("Assignment") is
dated for identification purposes                     , 1997 and made
by and between PACIFIC LIFE INSURANCE COMPANY, a California corporation ("Assignor") and WALDEN RESIDENTIAL PROPERTIES, INC., a Maryland corporation ("Assignee").

         1. Pursuant to Section 5.2(g) of that certain Purchase and Sale Agreement and Joint Escrow Instructions dated November, 1997 between Assignor, as Seller, and Assignee, as Buyer, as may have been amended from time to time thereafter (the "Purchase
Agreement"), for good and valuable consideration, Assignor hereby conveys, grants, transfers, assigns and delegates to Assignee all of its rights, title, interests and obligations as landlord under the Leases listed on the attached Exhibit "1", including all rents, issues, profits and benefits under such leases (the "Leases"). The Leases relate to the Property located at 2500 Meadow Park Circle, Bedford, Texas, described in Exhibit "A" attached to the Purchase Agreement. The assigned Leases include any amendments, extensions, guarantees and previous assignments thereto or thereof The effective date of this Assignment is the "Closing Date", as defined in Section 1.2 of the Purchase Agreement. All defined terms used herein shall have the same meaning as set forth in the Purchase Agreement, unless the context clearly indicates otherwise.

         2. Concurrent with the assignment of the Leases, Assignor assigns to Assignee any prepaid rents being held by the landlord under the Leases listed in Exhibit "1" attached hereto.

         3. Assignee accepts this Assignment, assumes the liabilities of landlord under the Leases arising on and subsequent to the effective date of this Assignment and will hold Assignor harmless from any claims, damages, liabilities, losses and expenses asserted against or incurred by Assignor which occur on and after the effective date of this Assignment and arise out of a breach by Assignee of its duties as landlord under the Leases.

         4. Assignor shall hold Assignee harmless from any obligations, damages, claims or liabilities as landlord arising before the effective date of this Assignment. To the extent any claim of any kind is brought by Assignee pursuant to this Assignment, such claim, action, suit or proceeding must be commenced, if at all, on or before six (6) months from the date of this Assignment.

         5. Assignor represents that the Leases are in effect, that there are no modifications or amendments thereto except as delivered to Assignee, and Assignor makes no representations and/or warranties with respect to the I-eases except as expressly set forth in the Purchase Agreement itself.

         6. This Assignment shall be binding upon and inure to the benefit of the successors, assignees, personal representatives, heirs and legatees of all of the respective parties hereto, subject to the assignment provisions of the Purchase Agreement.

         7. This Assignment shall be governed by, interpreted under and construed and enforced in accordance with the laws of the State of Texas.

         8. This Assignment is intended to supplement the terms and provisions of the Purchase Agreement and shall be construed as consistent therewith to the greatest extent possible. This
Assignment shall not be deemed to modify or amend the Purchase
Agreement. In the event of an irreconcilable conflict between the provisions of the Purchase Agreement and this Assignment, the provisions of the Purchase Agreement shall prevail.

ASSIGNOR:                              ASSIGNEE:

PACIFIC LIFE INSURANCE COMPANY, a      WALDEN RESIDENTIAL PROPERTIES
California corporation                 INC., a Maryland
corporation

By:                                    By:
Name:                             Name:
Title:                                 Title:

By:                                    By:
Name:                             Name:
Title:                                 Title:


                           EXHIBIT "1"
                          LIST OF LEASES



                           EXHIBIT "I"
                           BILL OF SALE

         For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PACIFIC LIFE INSURANCE COMPANY, a California corporation ("Assignor"), does hereby assign and convey to WALDEN RESIDENTIAL PROPERTIES, INC., a Maryland corporation ("Assignee"), without representation or warranty and on an "AS IS" and "WHERE-IS" basis (except as may be otherwise provided in that certain Purchase and Sale Agreement and
Joint Escrow Instructions dated November        1997 between
Assignor. as Seller, and Assignee as Buyer, as amended thereafter from time to time (the "Purchase Agreement"), all of Assignor's right, title and interest, if any, in and to any and all furniture, fixtures, equipment, appliances, tools, machinery, supplies, building materials and other personal property of every kind and character owned by Assignor, attached to, appurtenant to, and located at and used in connection with the operation of the improvements situated on the real property described in Exhibit "A" attached to the Purchase Agreement, as may be more particularly described in Exhibit "1" attached hereto and incorporated herein by reference ("Personal Property"). The parties agree that in the event no Exhibit "1" is attached hereto, title to possession of all of the Personal Property located at the Property shall be deemed to pass to Buyer at the Closing.

         Assignor hereby covenants that it shall, at any time and from time to time upon written request therefore, provided Assignor incurs no out-of-pocket cost in connection therewith, execute and deliver to Assignee, its permitted successors, nominees or assigns, such documents as it or they may reasonably request in order to fully assign and transfer to and vest in Assignee or its permitted successors, nominees and assigns, and protect its or their right, title and interest in and to all of the Personal Property and the rights of Assignor intended to be transferred and assigned hereby, or to enable Assignee, its permitted successors, nominees and assigns to realize upon or otherwise enjoy such rights and property.

         This Bill of Sale shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, heirs and legatees of Assignee and Assignor, subject to the assignment provisions of the Purchase Agreement.

         This Bill of Sale is intended to supplement the terms and provisions of the Purchase Agreement and shall be construed as consistent therewith to the greatest extent possible. This Bill of Sale shall not be deemed to modify or amend the Purchase Agreement. In the event of an irreconcilable conflict between the provisions of the Purchase Agreement and this Bill of Sale, the provisions of the Purchase Agreement shall prevail. THE TRANSFER OF PERSONAL PROPERTY EVIDENCED BY THIS BILL OF SALE IS MADE WITHOUT ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         This Bill of Sale shall be governed by and constructed in accordance with the laws of the State of Texas.

         IN WITNESS WHEREOF, Assignor has executed this Bill of Sale
this       day of            , 1997.


ASSIGNOR:                              ASSIGNEE:

PACIFIC LIFE INSURANCE COMPANY, a      WALDEN RESIDENTIAL PROPERTIES
California corporation                 INC., a Maryland
corporation

By:                                    By:
Name:                             Name:
Title:                                 Title:

By:                                    By:
Name:                             Name:
Title:                                 Title:


                   EXHIBIT "1" TO BILL OF SALE
                    LIST OF PERSONAL PROPERTY
                         [if Applicable]


                           EXHIBIT "J"
                FORM OF NON-FOREIGN CERTIFICATION
         TRANSFEROR'S CERTIFICATION OF NON-FOREIGN STATUS
     To inform WALDEN RESIDENTIAL PROPERTIES, INC., a Maryland corporation (the "Transferee"), that withholding of tax under
Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code"), will not be required upon the transfer of certain real property to the Transferee by PACIFIC LIFE INSURANCE COMPANY, a California corporation (the "Transferor"), the undersigned hereby certifies the following on behalf of Transferor:

     1. Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign trust or foreign estate (as those terms are defined in the Code and Income Tax Regulations promulgated thereunder);

     2.   Transferor's U.S. employer identification number is 95-1079000; and

     3. Transferor's office address is 700 Newport Center Drive, Newport Beach, California 92660.

         Transferor understands that this Certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

         Under penalty of perjury, I declare that I have examined this Certification and that, to the best of my knowledge and belief, it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Transferor.

Dated:             , 1997.

                              TRANSFEROR:

                              PACIFIC LIFE INSURANCE COMPANY,
                              a California corporation


                              By:
                              Name:
                              Title:

                              By:
                              Name:
                              Title:

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